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                            TAX ALLOCATION AGREEMENT


          This Tax Allocation Agreement is entered into as of February 14, 1997, between FHP International Corporation, a Delaware corporation ("FHP"), Talbert Medical Management Corporation ("TMMC"), Talbert Health Services Corporation, a Delaware corporation ("THSC"), and Talbert Medical Management Holdings Corporation, a Delaware corporation ("Holdings").


                                    RECITALS

          WHEREAS, in connection with FHP's merger (the "FHP Merger") with PacifiCare Health Systems, Inc. ("PacifiCare"), Holdings intends to acquire FHP's shares of the common stock of TMMC and THSC (the "Acquisition") in exchange for subscription rights to purchase shares of Holdings' common stock (the "Rights"), which Rights are to be distributed to FHP's stockholders as a portion of the consideration in the FHP Merger (the "Offering").

          WHEREAS, TMMC and THSC have previously been parties to the FHP International Corporation and Subsidiaries Amended and Restated Tax Allocation Agreement (the "Existing Tax Allocation Agreement").

          WHEREAS, if upon expiration of the Rights (the "Expiration Date"), FHP holds less than a majority of the shares of Holdings' common stock, Holdings (including TMMC and THSC) will not be a subsidiary of FHP.

          WHEREAS, in light of the Acquisition and the Offering, TMMC, THSC, Holdings (collectively, "Talbert") and FHP have agreed that it is appropriate and desirable to terminate the Existing Tax Allocation Agreement as to TMMC and THSC and set forth herein the principles of their relationship and responsibilities going forward regarding Taxes and other related Tax matters.


                                    AGREEMENT

          NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties contained herein, the parties hereby agree as follows:


                             ARTICLE 1.  DEFINITIONS

          SECTION 1.1 DEFINITIONS. In addition to the terms defined in the text hereof, for the purpose of this Agreement the following terms will have the following meanings:


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          "Agreement" means this Tax Allocation Agreement between FHP and
Talbert as amended or supplemented.

          "Closing Date" means the date on which the closing of the Acquisition occurs.

          "FHP" means FHP International Corporation and all of its subsidiaries after the Closing Date.

          "Return" means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amend return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements to any Taxes.

          "Tax" (and, with correlative meanings, "Taxes" and "Taxable") means, without limitation, and as determined on a jurisdiction-by-jurisdiction basis, each foreign or U.S. federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty, addition to tax or additional amount related thereto, imposed by any Taxing Authority.

          "Taxing Authority" means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          "Talbert" means TMMC, THSC, Holdings and all of their respective subsidiaries after the Closing Date.


            ARTICLE 2.  TAX ALLOCATION FOLLOWING THE TMMC ACQUISITION

          SECTION 2.1 SETTLEMENT OF ACCOUNTS. Prior to the Closing Date, the parties will settle their accounts with respect to Tax matters under the Existing Tax Allocation Agreement for all periods prior to the Closing Date, and will agree as to their respective Tax Liabilities for any Taxable periods beginning before, and ending after, the Closing Date.

          SECTION 2.2 TERMINATION OF EXISTING TAX ALLOCATION AGREEMENT. Upon the completion of the Acquisition, the Existing Tax Allocation Agreement will be terminated with respect to TMMC and THSC, and any and all obligations and responsibilities of


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TMMC, THSC and FHP under the Existing Tax Allocation Agreement for all periods commencing prior to the Closing Date will be terminated. There will be no further adjustments to Taxes with respect to such prior Taxable periods following the Closing Date, PROVIDED, HOWEVER, that Talbert will indemnify and hold harmless FHP against any adverse adjustment, or receive from FHP the benefit of any favorable adjustment, of an FHP Return by a Governmental Authority to the extent that the adjustment (a) relates to a Taxable period commencing prior to the Acquisition, (b) arises out of Talbert's activities, and (c) when combined with all other such adjustments that have occurred, exceeds $2 million but does not exceed $4 million. To the extent any such adjustment, when combined with all other such adjustments that have occurred, exceed $4 million, Talbert and FHP will share equally the liability for, or benefit of, such an adjustment to the extent that it exceeds $4 million.

          SECTION 2.3 FHP RETURNS. FHP agrees to file all Returns with respect to, and to pay all Taxes imposed upon or attributable to, FHP and its affiliates (other than Talbert for periods described in Section 2.4) for all Taxable periods, including all Taxes incurred in connection with the Acquisition.

          SECTION 2.4 TALBERT RETURNS. Talbert agrees to file all Returns with respect Talbert for all Taxable periods ending after the Closing Date and to pay all Taxes imposed upon or attributable to Talbert for all Taxable periods ending after the Closing Date.



                               ARTICLE 3.  GENERAL

          SECTION 3.1 COOPERATION. FHP and Talbert will, each at its own expense, cooperate with each other in any matters relating to Taxes and, in connection therewith, will (i) maintain appropriate books and records as required by the Internal Revenue Code of 1986, for any and all Taxable periods or any portion of a Taxable period; (ii) provide to each other such information as may be necessary or useful in the filing of any such Return; (iii) execute and deliver such consents, elections, powers of attorney and other documents that may be required or appropriate for the proper filing of any such Return; and (iv) make available for responding to inquiries of any other party or any Taxing Authority, appropriate employees and officers of and advisors retained by FHP or Talbert.

          SECTION 3.2 GOVERNING LAW. To the extent not preempted by any applicable foreign or U.S. federal, state, or local Tax law, this Agreement will be governed by and construed and interpreted in accordance with the laws of the State of California, disregarding conflict of law provisions.

          SECTION 3.3 AFFILIATES. Each of the parties hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any affiliate of such party.

          SECTION 3.4 NOTICES. Unless specifically provided otherwise in this Agreement, all notices or other communications under this Agreement will be in writing and will be deemed to be duly given when delivered in person, sent by facsimile, deposited in the United States mail, postage prepaid and sent certified mail, return


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receipt requested or deposited in private express mail, postage prepaid, addressed as follows:

          If to FHP to:

                    FHP INTERNATIONAL CORPORATION
                    3120 Lake Center Drive
                    Santa Ana, CA  92704
                    Attn:  Secretary
                    Facsimile:  (714) 825-5710

                    With copies to:

                    KONOWIECKI & RANK
                    First Interstate World Center
                    633 W. 5th Street
                    Los Angeles, CA 90071-2007
                    Attn:  Joseph Konowiecki
                    Facsimile:  (213) 229-0992

          If to TMMC, THSC or Holdings:

                    TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION 3540 Howard Way
                    Costa Mesa, CA  92626-1417
                    Attn:  President
                    Facsimile:  (714) 436-4860

                    With copies to:

                    O'MELVENY & MYERS LLP
                    400 South Hope Street
                    Los Angeles, CA  90071
                    Attn:  C. James Levin, Esq.
                    Facsimile:  (213) 669-6407

Any party may, by written notice to the other parties, change the address to which such notices are to be given.

          SECTION 3.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the parties hereto, and incorporates all prior and contemporaneous discussions, agreements and understandings between the parties with respect to the subject matter hereof.


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          SECTION 3.6  CONFLICTING OR INCONSISTENT PROVISIONS.  In the event that any provision or term of this Agreement conflicts or is inconsistent with any provision or term of any other agreement between or among FHP or any other member of the FHP group and/or Talbert or any other member of the Talbert group, as the case may be, which is in effect on or prior to the date hereof, the provision or term of this Agreement will control and apply and the provision or term of any other agreement will, to the extent of such conflict or inconsistency, be inoperative and inapplicable.

          SECTION 3.7 SEVERABILITY. The parties agree that each provision to this Agreement will be construed independent of any other provision of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

          SECTION 3.8 DURATION. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

          SECTION 3.9 AMENDMENT AND MODIFICATIONS. No amendment or other modification to this Agreement will be binding upon any party unless executed in writing by all of the parties hereto.

          SECTION 3.10 WAIVER. No waiver by any party of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

          SECTION 3.11 CAPTIONS. All captions in this Agreement are intended solely for the convenience of the parties, and none will be deemed to affect the meaning and construction of any provision of this Agreement.

          SECTION 3.12 COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts and by different parties in separate counterparts. Such counterparts will constitute one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party.

          SECTION 3.13 EFFECTIVENESS. If FHP holds in excess of 50% of the outstanding shares of Holdings' common stock upon completion of the Offering, this Agreement will be null and void.


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          IN WITNESS WHEREOF, the parties hereto have caused this Tax Allocation
Agreement to be executed by their duly authorized representatives.


                         FHP INTERNATIONAL CORPORATION


                         By:  /s/ Westcott W. Price III
                              --------------------------------
                              Westcott W. Price III
                              President and Chief Executive Officer



                         TALBERT MEDICAL MANAGEMENT
                         CORPORATION


                         By:  /s/ Jack D. Massimino
                              --------------------------------
                              Jack D. Massimino
                              President and Chief Executive
                              Officer



                         TALBERT HEALTH SERVICES
                         CORPORATION


                         By:  /s/ Jack D. Massimino
                              --------------------------------
                              Jack D. Massimino
                              President and Chief Executive
                              Officer



                         TALBERT MEDICAL MANAGEMENT
                         HOLDINGS CORPORATION


                         By:  /s/ Jack D. Massimino
                              --------------------------------
                              Jack D. Massimino
                              President and Chief Executive
                              Officer


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